Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release

FOR IMMEDIATE RELEASE
Chevron Corporation Announces
Final Results of Elections for Merger Consideration
          SAN RAMON, Calif., Aug. 16, 2005 – Chevron Corporation (NYSE: CVX) today announced the final results of elections made by Unocal stockholders for the form of merger consideration to be received in the merger of Unocal and Chevron. The final results of elections are as follows:
Cash Elections: Unocal stockholders who validly elected to receive all cash will receive $29.755634 in cash and 0.58582169 of a share of Chevron common stock for each share of Unocal common stock with respect to which that election was made;
Stock Elections: Unocal stockholders who validly elected to receive all Chevron common stock will receive 1.03 shares of Chevron common stock for each share of Unocal common stock with respect to which that election was made;
Mixed Elections: Unocal stockholders who validly elected the mixed election will receive 0.618 of a share of Chevron common stock and $27.60 in cash for each share of Unocal common stock; and
Non-Elections: Unocal stockholders who did not make a valid election will receive 0.618 of a share of Chevron common stock and $27.60 in cash for each share of Unocal common stock.
          The all-cash election and all-stock election were subject to proration calculations to preserve an overall per share mix of 0.618 of a share of Chevron common stock and $27.60 in cash for all outstanding shares of Unocal common stock taken together. The cash portion of the merger consideration is expected to be paid on Wednesday, August 17, 2005. Under the Agreement and Plan of Merger dated April 4, 2005 among Unocal Corporation, Chevron Corporation and Blue Merger Sub Inc., as amended by Amendment No. 1 to the Agreement and Plan of Merger, fractional shares of Chevron will not be issued. In lieu thereof, stockholders will receive cash.

          Chevron Corporation is one of the world’s leading energy companies. With more than 53,000 employees, Chevron subsidiaries conduct business in approximately 180 countries around the world, producing and transporting crude oil and natural gas, and refining, marketing and distributing fuels and other energy products. Chevron is based in San Ramon, Calif. More information on Chevron is available at www.chevron.com.
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Contacts:	Donald Campbell Barry Lane	925-842-2589 310-726-7731
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
Except for the historical and factual information contained herein, the matters set forth in this news release, including the amount and type of merger consideration to be received and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of closing conditions contained in the merger agreement and other risk factors relating to our industry as detailed from time to time in each of Chevron’s and Unocal’s reports filed with the SEC, including each such company’s most recent Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, neither Chevron nor Unocal undertakes any obligation to update publicly any forward-looking statements herein, whether as a result of new information, future events or otherwise.